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Exhibit 2.2

TERMS AND CONDITIONS
THE CONVERTIBLE LOAN
(The "LOAN")

Metro International Société Anonyme

LENDERS:	Modern Times Group MTG AB, duly organized and registered under the laws of Sweden, with its registered office at Skeppsbron 18, Box 2094, 103 13 Stockholm, Sweden, for 100% of the Loan. (Reg.no. 556309-9158).
BORROWER:
Metro International S.A, joint stock company, duly organized and registered under the laws of Luxembourg, with its registered office at 75, route de Longwy, L-8080 Bertrange, Luxembourg. (Reg.no. 73,790).
The "Borrower"
PRINCIPAL AMOUNT:	The total principal amount of the Loan is USD 23,500,000.
DURATION:	As from May 23rd 2000 until May 23rd 2003, the Loan may be drawn, partially or totally, by the Borrower at his own discretion within the limits of the Principal Amount.
The Loan, or any outstanding amount thereof, shall be repaid at the latest on May 23rd 2003.
INTEREST:
The Loan bears a fixed interest of 6% per year, calculated on the outstanding amount. The interest is payable annually on May 23rd (the "Due Date") for the duration of the Loan. The first payment is on May 23rd 2001.
If the interest is to be calculated for a fraction of a year only, such calculation will be done on a 360 days/year basis, consisting of 12 months of 30 days each.
PRINCIPAL AND INTEREST PAYMENT:	If the Due Date is not a business day, the lenders will receive payment on the immediately following business day, without payment of any additional interest.
DEFAULT INTEREST:
In the event that the Lenders do not receive on the Due Date any amount due under this Loan, the Borrower shall pay to the Lenders on demand interest on such amount from and including the Due Date to the date such amount, including any due interest, is received by the Lenders at a rate of 3.0 per cent per annum above the rate applicable under the Loan. Such interest shall be compounded monthly.
EXPIRATION DATE:	The expiration date of the Loan is May 23rd 2003 (the "Expiration Date").

EARLY PAYMENT:	The Borrower may elect to prepay the full amount of the Loan, or part thereof, plus the accrued interest thereon at anytime.
In the event of an anticipated reimbursement of the Loan by the Borrower, the Lenders can exercise their right of conversion during at least a month after such reimbursement.
CONVERSION:
The Loan may be converted anytime before the Expiration Date by written notice (the "Notice") into 8,296,895 Class A Shares and into 8,296,895 Class B Shares of the Borrower thereof to the Borrower, at a conversion price of USD 1.42 per Class A Share and per Class B Share (the "Conversion").

If the whole amount USD 23,500,000 of the Loan is drawn, 8,296,895 Class A Shares and 8,296,895 Class B Shares will be issued by the Borrower at the date of Conversion as determined for the Notice and distributed to the lenders in proportion of their part in the outstanding Principal Amount of the Loan.
With the prior consent of the Borrower, the Lenders are authorized to convert only part of the then outstanding loan.
The Conversion will de done within the frame of the then existing authorized Capital of the Borrower.
The Borrower will ensure that there remains sufficient authorized, but not issued, Class A Share and Class B Share capital to enable the Conversion.

The Class A Shares of the Borrower which the Lenders will receive upon Conversion will benefit from all rights attached to the then existing Class A Shares and Class B Shares of the Borrower as of the date of Conversion of the Loan.
ADDITIONAL CLAUSES:
For the duration of this Loan, and no later than the Expiration Date, the Loan may be rolled-over into a new loan. The new terms and conditions will be determined at that point in time and agreed amongst all the parties.

In the event of share capital increase by contribution in cash decided by the Board of directors of the Borrower within the limits of the authorized capital, the Lenders may participate in such share capital increase in a like manner as the existing shareholders. The conversion rate applicable for calculating the Lenders ownerships in the Borrower should be USD 1.42.

The Borrower may not take any decision or action which may reduce the advantages given by law or by these terms and conditions to the Lenders. The Borrower will therefore not distribute any dividend before the Conversion.

The Borrower shall forthwith on demand by the Lenders reimburse to those Lenders the amount of any payment made under the Loan by those Lenders, or the amount of interest or other return foregone by the Lenders, calculated by reference in any amount received or receivable by the Lenders, under this Loan, in each case resulting from the introduction of, or change in, any law or regulation or any change in its interpretation after the date of this Loan, excluding, however, any change in the rate of tax on the overall income of the Lenders.
LENDER STATUS:	No preference and no priority is defined amongst the Lenders. The Loan is a direct, subordinated undertaking from the Borrower.
EVENTS OF DEFAULT:	The following events shall constitute events of default ("the Event of Default"):
	a)	The Borrower shall fail to pay any amount due under the loan;
	b)	The Borrower shall fail to convert, whole or part of the loan, as the case may be, within ten [10] business days after Notice thereof has been given to the Borrower;
c)
The Borrower shall fail to perform or observe any obligation, covenant or agreement to be performed or observed by it hereunder (other than the obligation to pay any amount due) if such failure continues unremedied for a period of thirty (30) Business Days after notice of such breach has been given to the Borrower;
d)
The Borrower is or becomes insolvent or makes a general assignment for the benefit of, or a composition with, its creditors or any steps are taken or legal proceedings are started for the bankruptcy or winding-up of the Borrower or for the appointment of a receiver, administrator or similar officer of the Borrower on all or any of its assets;
	e)	The Borrower shall discontinue all or a substantial part of its business operations or transfer or dispose of all or material part of its assets;
f)
The Borrower shall fail to pay any indebtedness when due or any indebtedness of the Borrower shall become prematurely due or placed on demand as a result of an event of default howsoever described (cross default);
	g)	Any decision or agreement being made or entered into to merge or consolidate the Borrower or its business, with any other company or business;

Upon the occurrence of any Event of Default and at any time thereafter so long as the same shall be continuing, the Lenders may, at their option, declare the Borrowers to be in breach of this agreement and the Lenders may, in addition to any other remedies provided herein or by applicable law, exercise one or more of the following remedies, as the Lenders shall at their sole discretion elect;

a)
forthwith cancel, in whole or in part, any undrawn amounts;

b)
recover all repayment installments and other payments due as of the date of such Event of Default;

c)
request immediate repayment, in whole or in part, of the Loan and payment of all other amounts accrued hereunder as of the date of such Event of Default together with default interests.

d)
demand compensation against any loss, damage, cost, expense or liability (including loss of margin) which the Lenders may sustain or incur as a consequence of the occurrence of the Event of Default or in connection with the enforcement or preservation of any rights under this Loan.

Governing Law	This Loan is governed by the laws of the Grand-Duchy of Luxembourg.
Any claim hereunder shall be referred to the jurisdiction of the Luxembourg Courts.

CONVERTIBLE LOAN
Metro International Société Anonyme

75, route de Longwy, L-8080 Bertrange, Luxembourg

The undersigned, Modern Times Group MTG AB, (hereunder referred to as "MTG"), having its registered offices at Skeppsbron 18, Box 2094, 103 13 Stockholm, Sweden, (Reg.no. 556309-9158).

Hereby agree to lend to Metro International S.A; who accepts (hereunder referred to as the "Borrower") an amount of USD 23,500,000 upon the terms and conditions attached hereto.

Executed in Stockholm in three original counterparts on May 23rd 2000,

The Borrower
/s/ PELLE TÖRNBERG /s/ B. GRANT Pelle Törnberg B. Grant Metro International S.A.
The Lenders
/s/ PELLE TÖRNBERG /s/ S. NORDIN Pelle Törnberg S. Nordin Modern Times Group MTG AB

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  Exhibit 2.2
TERMS AND CONDITIONS THE CONVERTIBLE LOAN (The "LOAN")
Metro International Société Anonyme
CONVERTIBLE LOAN Metro International Société Anonyme 75, route de Longwy, L-8080 Bertrange, Luxembourg